Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 4140 Parklake Ave, Suite 200 Raleigh, NC 27612 T: 919.329.3800 F: 919.329.3799 nelsonmullins.com

August 31, 2022

Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

RE: Arcimoto, Inc. Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to Arcimoto, Inc., an Oregon corporation (the “Company”), in connection with the offering of: (i) $10,000,000 aggregate principal amount of the Company’s senior secured convertible notes (the “Convertible Notes”); (ii) up to 22,222,222 shares of the Company’s common stock, no par value per share (“Common Stock”) issuable upon the conversion of the Convertible Notes (the “Note Shares”); (iii) 500,000 warrants to purchase up to an aggregate of 500,000 shares of Common Stock (the “Warrants”); and (iv) up to 500,000 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares” and, collectively with the Convertible Notes, the Note Shares and the Warrants, the “Securities”), registered under a Registration Statement on Form S-3 (File No. 333-261955) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on January 13, 2022, and a prospectus supplement to the base prospectus contained therein, to be filed by the Company with the SEC pursuant to Rule 424(b) under the Securities Act. The Convertible Notes and the Warrants are to be sold by the Company pursuant to a Securities Purchase Agreement, dated August 31, 2022, between the Company and the investor signatory thereto (the “Purchase Agreement”), a form of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 (the “Form 8-K”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed relevant and necessary to form a basis on which to render the opinions hereinafter expressed. In such examination, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of other parties, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and (vi) the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the Company had or will have the requisite power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, public officials and others. We have not independently verified such factual matters.

This opinion letter is based as to matters of law solely on the applicable provisions of the federal laws of the United States and the laws of the States of Oregon and New York that, in our experience, are applicable to the Securities (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of either of the State of Oregon or New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein).

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts

Minnesota | New York | North Carolina | Ohio | South Carolina | Tennessee | Texas | Virginia | West Virginia

Arcimoto, Inc.

August 31, 2022

Based on the foregoing, and subject to the further assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Convertible Notes to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Note Shares to be issued by the Company upon conversion of the Convertible Notes will be duly reserved for issuance and, when issued in accordance with the terms of the Convertible Notes and Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrants to be issued and sold by the Company have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Warrant Shares to be issued by the Company upon exercise of the Warrants will be duly reserved for issuance and, when issued in accordance with the terms of the Warrants and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth in numbered paragraphs 1 and 3 above, insofar as they relate to the valid and binding nature of obligations, may be limited by the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, preferential transfers and voidable transactions); (ii) the exercise of judicial discretion and the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies. The opinions rendered herein do not include opinions with respect to compliance with laws relating to permissible rates of interest.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Form 8-K, and incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP